EXHIBIT 11.0

                STATEMENT EW: COMPUTATION OF PER SHARE EARNING


                                           Actual             Average
                                         Outstanding        Outstanding
                                           Shares             Shares

April 1, 2000, beginning balance          4,281,827          4,281,827

Shares Issued                               298,426            282,935

Ending Balance                            4,580,253          4,270,327